Exhibit 99.1

NORTH METRO HARNESS INITIATIVE DENIED LICENSE FOR HARNESS RACETRACK IN TWIN CITIES AREA

Minneapolis, Minnesota – October 25, 2004 – Southwest Casino Corporation (“Southwest”) (OTCBB: SWCC) announced that the Minnesota Racing Commission did not approve the application of North Metro Harness Initiative, LLC, in which Southwest owns a 50% membership interest, for a license to develop, own and operate a harness racing facility in the Twin Cities Metropolitan Area of Minnesota.  The Commission rejected the application by a vote of 5 to 3, primarily due to concerns that competition from this new facility would hurt the state’s existing thoroughbred racetrack.

Southwest and its partner continue to believe this project is in the best interest of Minnesota’s horse racing industry and that state law permits a second track, notwithstanding some competition with the existing track.  Southwest is evaluating its options for continuing to pursue this opportunity and North Metro is likely to seek judicial review.

About Southwest Casino Corporation

Southwest Casino Corporation develops, owns, operates and manages casinos, gaming facilities and related amenities in various markets across the United States.  Southwest currently owns and operates three gaming facilities in Cripple Creek, Colorado. Southwest also provides management services in connection with Lucky Star Casino facilities in Concho and Clinton, Oklahoma under a management agreement with the Cheyenne and Arapaho Tribes of Oklahoma. Southwest’s corporate offices are located at 2001 Killebrew Drive, Suite 350, Minneapolis, Minnesota 55425.

This Press Release does not constitute an offer of any securities for sale.

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This Press Release may contain forward-looking statements, including statements regarding the Company’s beliefs about its business prospects and future results of operations.  These statements involve risks and uncertainties.  In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given.  The Company does not undertake to update them; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

Contact:	Jeffrey S. Halpern
Chairman of the Board
Southwest Casino Corporation
Telephone: 952-853-9990